Exhibit 99.2

	Contacts:	W. Benjamin Moreland, CFO
Jay Brown, Treasurer
Crown Castle International Corp.
FOR IMMEDIATE RELEASE		713-570-3000

SAMSUNG AND CROWN CASTLE ANNOUNCE DVB-H

MOBILE MEDIA COLLABORATION AT CTIA

MARCH 14, 2005 - HOUSTON, TEXAS – Crown Castle Mobile Media, a subsidiary of Crown Castle International Corp. (NYSE: CCI) today announced it will work together with Samsung Electronics to accelerate the provision of digital television services to handset devices in the US market. This digital video broadcast technology collaboration will be on display at the Samsung booth (#1045, Hall B1) throughout this week’s Cellular Telecommunications & Internet Association (CTIA) trade show in New Orleans.

Samsung will be the world’s first wireless phone manufacturer to launch DVB-H handsets supporting both WCDMA/EVDO and GSM/GPRS networks. Visitors to the Samsung booth at CTIA will be able to view Samsung wireless phones with quality, built-in television screens receiving real DVB-H streaming television and Radio channels.

Crown Castle Mobile Media has an unencumbered nationwide US spectrum license and anticipates building a DVB-H network across the US to transmit high-quality, multi-channel live and streaming digital television for reception on suitably-equipped cell phones. Samsung is developing premium handsets to work on the Crown Castle Mobile Media network.

The demonstration at CTIA will showcase wireless phones with 2” QVGA screens supporting 226k colors, up to 30 frames per second, and 300 kbit/s per channel speeds. The phones have MPE-FEC error correction implemented and use the latest H.264 and AAC+ video/audio decoding technologies.

“Samsung is recognized as a global leader bringing to market multimedia technologies that enhance the way consumers are able to use and interact with their wireless phones,” said Dale Sohn, VP of Samsung’s Overseas Investment Group. “We understand the value of working with companies like Crown Castle Mobile Media to develop cutting-edge solutions like DVB-H.”

News Release continued:

Mr. Michael Schueppert, President of Crown Castle Mobile Media, said, “We are very excited to have a world-class leader in multimedia mobile phones like Samsung to assist in driving these new services. This collaboration will put Samsung in a position to become a key handset supplier to Crown Castle Mobile Media’s anticipated Pittsburgh DVB-H customer trial.”

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 68 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 10,600 and over 1,300 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle visit: http://www.crowncastle.com.

Samsung Electronics Co., Ltd. is a global leader in semiconductor, telecommunication, digital media and digital convergence technologies with 2004 parent company sales of $55.2 billion and net income of $10.3 billion. Employing approximately 123,000 people in 93 offices in 48 countries, the company consists of five main business units: Digital Appliance Business, Digital Media Business, LCD Business, Semiconductor Business and Telecommunication Network Business. Recognized as one of the fastest growing brands, Samsung Electronics is the world’s largest producer of color monitors, color TVs, memory chips and TFT-LCDs. For more information, please visit: http://www.samsung.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding (i) the Samsung/Crown Castle Mobile Media collaboration (ii) the build, operation, development, and deployment of a network for mobile television and (iii) competitive position with respect to mobile television. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC.

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